Exhibit 5.1

DLA Piper (Canada) LLP
333 Bay Street, Suite 5100
Toronto ON M5H 2S7
www.dlapiper.com

October 30, 2026

Vireo Growth Inc.

207 South 9th Street

Minneapolis, Minnesota 55402

Dear Sirs/Mesdames:

Re:	Registration Statement on Form S-4 of Vireo Growth Inc.

We have acted as Canadian counsel to Vireo Growth Inc. (the “Company”), a company governed by the Business Corporations Act (British Columbia), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder, relating to (i) the proposed issuance of subordinate voting shares of the Company (the “Shares”) in connection with the proposed merger (the “Merger”) contemplated by the agreement and plan of merger dated as of July 26, 2026 (the “Merger Agreement”), among the Company, Supernova Merger Sub Inc. (“Merger Sub”), a Nevada corporation and a direct, wholly-owned subsidiary of the Company, and Planet 13 Holdings Inc (“Planet 13”), a Nevada corporation, and (ii) warrants of Planet 13 (the “Assumed Warrants”) that, at the effective time of the Merger, will become exercisable for Shares of the Company (the “Warrant Shares”) in accordance with the terms of the Merger Agreement and the Assumed Warrants. Upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Planet 13, with Planet 13 surviving as a direct, wholly owned subsidiary of the Company. Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, at the Effective Time (i) Planet 13 stockholders will receive, in exchange for each share of Planet 13 common stock held immediately prior to the Effective Time of the Merger (other than shares of Planet 13 common stock held by Planet 13 as treasury shares or by the Company or any subsidiary of the Company immediately prior to the Effective Time, and other than any Dissenting Shares), 0.015383618 of a Share, and (ii) each Assumed Warrant will, in accordance with its terms, become exercisable for a number of Warrant Shares equal to the number of shares of Planet 13 common stock issuable thereunder immediately prior to the Effective Time multiplied by the Exchange Ratio, at an exercise price equal to the exercise price in effect immediately prior to the Effective Time divided by the Exchange Ratio.

This opinion is being delivered in connection with the Registration Statement, in which this opinion appears as an exhibit.

Scope of Review

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of each of the following documents:

(a)	the Registration Statement (including the exhibits thereto);

(b)	the Merger Agreement;

(c)	the form of warrant certificate evidencing the Assumed Warrants;

(d)	the notice of articles and articles of the Company; and

(e)	resolutions of the board of directors of the Company approving, among other things, the Merger Agreement and the reservation and issuance of the Shares and the Warrant Shares (the “Resolutions”).

We have also examined such other corporate records and documents as we have considered necessary in order to express the opinion set out below.

In giving this opinion, we have assumed:

(a)	the genuineness of all signatures on all documents reviewed by us;

(b)	the legal capacity of all individuals signing any document reviewed by us;

(c)	the authenticity and completeness of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as copies, certified or otherwise identified to our satisfaction;

(d)	the Registration Statement will have become effective under the Act and such effectiveness will not have been terminated or rescinded;

(e)	the Resolutions will not have been amended or rescinded prior to the issuance of the Shares or the Warrant Shares; and

(f)	the Assumed Warrants have been duly authorized, executed and delivered by, and constitute valid and legally binding obligations of, the parties thereto, enforceable in accordance with their terms under the laws by which they are governed, and the terms of each Assumed Warrant are consistent in all material respects with the form of warrant certificate reviewed by us.

We have not undertaken any special or independent investigation to determine the existence or absence of any facts or circumstances relating to the Merger Agreement, the Assumed Warrants, the Shares or the Warrant Shares. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

Whenever our opinion refers to the Shares or the Warrant Shares as being “fully paid and non-assessable”, such opinion indicates that the holder of such shares cannot be required to contribute any further amounts to the Company by virtue of its status as holder of such shares, either in order to complete payment for such shares, to satisfy claims of creditors of the Company, or otherwise. No opinion is expressed as to the actual receipt by the Company of the consideration for the issuance of such shares or as to the adequacy of any consideration received.

We are qualified to carry on the practice of law in the Province of British Columbia. The opinions expressed herein are limited to matters governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, in each case in effect on the date hereof. We express no opinion as to the laws of any other jurisdiction, including the laws of the State of Nevada or the United States.

Opinion

Based and relying upon and subject to the foregoing, we are of the opinion that:

(a)	the Shares have been duly authorized by the Company and if, when and to the extent any Shares are issued in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Merger Agreement, the Shares registered under the Registration Statement will be validly issued as fully paid and non-assessable shares in the capital of the Company; and

(b)	the Warrant Shares have been duly authorized and reserved for issuance by the Company, and if, when and to the extent any Assumed Warrants become exercisable for Warrant Shares in accordance with all applicable terms and conditions set forth in, and in the manner contemplated by, the Merger Agreement, the Warrant Shares registered under the Registration Statement and issuable upon the due exercise of the Assumed Warrants and payment of the exercise price therefor in accordance with the terms of the Assumed Warrants will be validly issued as fully paid and non-assessable shares in the capital of the Company.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name under the heading “Validity of Subordinate Voting Shares” and wherever appearing in the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is effective as at the date hereof and is based upon the laws in effect and facts in existence as at the date hereof. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Registration Statement, the Shares or the Warrant Shares. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

Yours truly,

DLA Piper (Canada) LLP